EXHIBIT 99.1
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(ARVIDA-I)

     Further, although the Partnership is intended to be an operating company producing taxable income rather than net losses for Federal income tax purposes, prospective investors should note that if such net losses were to arise, certain considerations which typically arise in a so-called "tax shelter" may become relevant, including considerations involving the profit motives of the Partnership and the Holders and the ability to utilize such net losses.

     IN VIEW OF THE COMPLEXITY OF THE INCOME TAX CONSIDERATIONS RELATING TO INVESTMENT IN THE PARTNERSHIP, PARTICULARLY IN LIGHT OF RECENT CHANGES IN THE LAW AND THE FACT THAT THE INCOME TAX CONSIDERATIONS WILL NOT BE THE SAME FOR ALL INVESTORS, PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS PRIOR TO INVESTMENT IN THE PARTNERSHIP.

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                 CONFLICTS OF INTEREST
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     The Partnership is and will be subject to various conflicts of interest arising out of its relationships with the General Partner and its affiliates (including Arvida) as well as the fact that the General Partner and its affiliates are engaged in a wide range of real estate activities. Where conflicts arise from anticipated transactions with affiliates of the General Partner, certain provisions and limitations described below have been adopted to protect the interests of the Holders of Interests. Where no such provisions and limitations are described, none has been adopted and these conflicts may be resolved only through the exercise of the General Partner's judgement consistent with its fiduciary obligations to the Partnership and the Holders as set forth in the Partnership Agreement. See "Fiduciary Responsibility of the General Partner" below. The conflicts of interest to which the Partnership is and will be subject include those described below.

DETERMINATIONS BY THE GENERAL PARTNER

     The General Partner and the Associate Limited Partners have certain interests in the Cash Flow and Profits or Losses of the Partnership (see "Cash Distributions and Allocations of Profits or Losses"). Because the timing and amount of Cash Flow and Profits or Losses of the Partnership received by, or allocated to, the General Partner and the Associate Limited Partners may be affected by various determinations by the General Partner under the Partnership Agreement, including whether or not to refinance or sell any property and the timing of any such sale or refinancing, the establishment and maintenance of reasonable reserves, the allocation of certain tax items under the Partnership Agreement, the timing of expenditures, the level of amortization of indebtedness and other matters, the General Partner may have a conflict of interest with respect to such determinations.

     The Partnership Agreement provides that the General Partner shall elect, in its sole discretion, to cause a Listing of the Interests, or, on the date ten years from the termination of this offering, to purchase (or to cause JMB or its affiliates to purchase) the interests at their appraised fair market value, or commence liquidation of the Partnership on the date ten years from the termination of this offering and sell all properties within fifteen years from the termination of this offering. In the event the General Partner elects to commence a liquidations phase, JMB and its affiliates will be permitted to purchase at appraised fair market value any of the joint interests held by the Partnership in Communities and Future Communities in which JMB or any of its affiliates (other than the Partnership) has an interest. In the event the General Partner elects, in accordance with the foregoing, to purchase, or to cause the purchase of, the Interests, or to commence a liquidation phase of the Partnership and to purchase any affiliate
     In the event that the proceeds of this offering plus maximum initial aggregate indebtedness are not sufficient to permit the payment of the cost of acquiring the assets from the Seller, the General Partner expects to cause the Partnership to enter into a joint venture or joint participation with affiliates of the General Partner under which the assets acquired from the Seller would be owned and developed. Any joint investment made by the Partnership in any Community with an affiliate of the General Partner will be on a strictly pro rata basis with the investment made by another JMB affiliate. In addition, each party will pay only its allocable share of Arvida's expenses in developing and managing the project. However, at any particular time, it is possible that the Partnership, the other investing JMB affiliate and Arvida may have differing interests with respect to certain decisions affecting such joint investments, including the timing of expenditures, sale of certain assets and other matters. Thus, there exists the possibility of an impasse in the event the joint venture partners disagree. See "Risks of Joint Ventures". However, in the event of a disagreement regarding a proposed sale or other disposition of the property, the party desiring not to sell or otherwise dispose would have a right of first refusal to purchase the affiliated joint venture partner's interest in the property. Such right of first refusal would be exercisable at the pro rata share of the proposed sale price or other disposition price to any unaffiliated third party; however, there can be no assurance that the Partnership would have the financial resources to exercise its right of first refusal at any such time.

     The Partnership may permit an affiliate of the General Partner and JMB to invest jointly with the Partnership and its joint venturer in a portion of an approximately 200-acre parcel of land located near Sarasota which may be suitable for development as a regional shopping mall. See "Business of the Partnership-- Description of Current Developments--Commercial and Industrial". This affiliate has expertise in the development and operation of regional shopping malls. Neither the Partnership nor Arvida currently has expertise in these matters. In the event of such a joint venture investment, the Partnership and the Partnership's unaffiliated joint venturer would contribute the land at appraised value and the JMB affiliate would contribute a pro rata share of capital. It should be noted that appraisals are only estimates of value and should not be relied upon as measures of realizable value. The JMB affiliate would be entitled to earn certain development fees from the joint venture for its services, subject to certain limitations. See "Management of the Partnership-- Management Compensation".

PARTNERSHIP'S PARTICIPATION IN NET CASH FLOW OF FUTURE COMMUNITIES

     While Arvida has no current intent to move its principal business away from Community development, it is under no obligation to maintain Community development as its principal business. Arvida's only obligation in respect of future developments to the Partnership is to permit the Partnership to receive a 10% interest in net cash flow (in excess of certain base amounts) from Future Communities, subject to the limitations set forth under "Description of Business-Future Developments". The Partnership will not participate in any other future developments.

Arvida is not restricted to development of Community properties and may participate or assist in the development and management of other types of real property investments developed by affiliates of JMB and Arvida. Different parcels of the same tract of land may be developed by various JMB affiliates, including Arvida. In certain cases, the most significant portions of such properties, principally office or other commercial buildings, may be developed by JMB and affiliates other than Arvida, and the Partnership will not participate in the net cash flow in respect of those developments.

POSSIBLE COMPETITION BY THE PARTNERSHIP WITH AFFILIATES

     A substantial number of real estate investment partnerships and other entities are presently managed or advised by or through affiliates of JMB (see "Management of the Partnership--JMB Realty Corporation"). JMB and its affiliates also invest in real estate for their own accounts. JMB is presently planning to form and to manage or advise, directly or through affiliates, additional real estate investment partnerships and other investment entities in the future, and expects to continue to invest in real estate for its own account. JMB and certain of these affiliates engage in the development of retail, commercial and office projects, although none (either individually or in the aggregate) presently engage in the business of Community development to the extent that the Partnership and Arvida do. See "Business of the Partnership" and "Management of the Partnership--Affiliate Supervisory Agreement". The Partnership Agreement expressly provides that neither the General Partner nor any affiliate of the General Partner (including JMB and Arvida) will be obligated to present to the Partnership any particular investment or development opportunity that comes to its attention; provided, however, that the Partnership shall be entitled to receive a 10% interest in net cash flow (in excess of certain base amounts) with respect to each Future Community, subject to the limitations set forth under "Business of the Partnership--Future Community Developments". See "Fiduciary Responsibility of the General Partner".

     JMB and existing or future real estate investment entities advised or managed by JMB or its affiliates may be in competition under some circumstances with Arvida, and thereby the Partnership, for real property investments. Such conflicts could arise, for example, if the purchase of a particular undeveloped property should appear to be suitable for development for more than one purpose including as an Arvida-sponsored Community development.
In addition, JMB or its affiliates may acquire and develop properties located nearby or adjacent to Communities or proposes Arvida Community developments, and the Partnership shall have no right to receive an interest in such developments. As a result of its relationship with its affiliates and the nature of such affiliates' development business, Arvida may be unable to develop certain properties in the manner, and to the extent, which it otherwise would, and, as a result, the Partnership may not be able to receive an interest in certain development projects. Arvida and its staff may supply certain development and management services to other JMB affiliates and may develop properties for such affiliates independent of Future Communities.

     Affiliates of the General Partner may also be in competition with the Partnership in connection with the sale or operation of properties under some circumstances. For example, the Partnership may own certain interest in Community properties adjacent to properties owned by JMB or other affiliated entities. As a result, the Partnership and one or more affiliated entities may be competing in particular geographical markets for residents or for tenants in commercial or office projects. There may also be similar sorts of competition in connection with the sales of property in certain markets. Any adjacent commercial properties owned by the Partnership and an affiliated entity will offer economic terms for tenant leases in such adjacent properties which are comparable considering all relevant factors including, but not limited to, age and quality of construction.

RELATIONSHIP OF AFFILIATES TO PARTNERSHIP

     JMB or its affiliates are not prohibited from providing services to, and otherwise dealing or doing business with, persons who deal with the Partnership. However, no rebates or "giveups" may be received by the General Partner or any affiliate of the General Partner, nor may the General Partner or any such affiliate participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of the Partnership Agreement. JMB and its affiliates may provide certain services to the Partnership as described under "Management of the Partnership". If any other transactions between the Partnership and JMB or its affiliates occur, they must also be negotiated on a basis not less favorable to the Partnership than that available from third parties providing comparable services and shall be terminable on 60 days' notice.

REMUNERATION OF JMB, ARVIDA AND AFFILIATES

     JMB and its affiliates, including Arvida, will receive substantial compensation and other amounts from the Partnership, regardless of whether the Partnership achieves its investment objectives. See "Management of the Partnership--Management Compensation" and" --Affiliate Supervisory Agreement".

PARTICIPATION OF AN AFFILIATE AS A SELECTED DEALER

     JMB Securities Corporation, a broker-dealer affiliated with JMB, is expected to participate as a Selected Dealer in the offering of Interests and will be entitled to the same selling commission as other dealers. See "Plan of Distribution". JMB Securities Corporation may be subject to a conflict of interest in performing any "due diligence" obligations that may arise out of its participation in the offering because of its affiliation with the General Partner.

RELATIONSHIP OF MERRILL LYNCH TO AFFILIATE

     An affiliate of Merrill Lynch, the Selling Agent for this offering, is purchasing Interests to 1% of the total Interests sold to the public pursuant to this offering at a cost of $1 per Interest and is a limited partner in one of the Associate Limited Partners. As a result, Merrill Lynch as selling agent may be subject to a conflict of interest in performing any "due diligence" obligations that may arise out of its participation in the offering because of such relationship with its affiliate. In addition, the issuance of such Interests at $1 per Interest to the Merrill Affiliate effectively dilutes the Interests purchased by other Holders of Interests.

LEGAL REPRESENTATION

     As noted under "Legal Matters", counsel for the Partnership in connection with the offering ia also counsel to JMB and various affiliates, including the General Partner of the Partnership, on various matters. No counsel has been independently retained to represent the Holders of Interests. In the event any controversy arises following the termination of the offering in which the interests of the Partnership appear to be in conflict with those of JMB or its affiliates, other counsel would be retained for one or both of the parties.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

     The General Partner is accountable to the Partnership as a fiduciary and consequently must exercise good faith and integrity in handling Partnership affairs. This is an uncertain area of the law, and Holders of Interests who have questions concerning the fiduciary duties of the General Partner should consult with their counsel.

     The Partnership Agreement provides that neither the General Partner nor any affiliate thereof engaged in the performance of services on behalf of the Partnership (the "Indemnified Parties") will be liable to the Partnership or the Holders of Interests for any loss or liability resulting from any act or omission performed or omitted by them if the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability, was in the best interests of the Partnership and such loss or liability was not the result of misconduct or negligence and that, subject to certain limitations, the Indemnified Parties will be indemnified by the Partnership against any loss or liability suffered by them if the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Partnership and such loss or liability was not the result of misconduct or negligence. See "Summary of the Partnership Agreement--Indemnification of the General Partner". Thus, the Limited Partners or Holders of Interests, as the case may be, may have a more limited right of action than would otherwise be the case absent such provisions. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy and therefore unenforceable.

     The Partnership Agreement expressly provides that neither the General Partner nor any affiliate of the General Partner will be obligated to present to the Partnership any particular investment opportunity that comes to its attention. See "Business of the Partnership" and "Conflicts of Interest--Possible
Competition by Partnership with Affiliates".

OWNERSHIP OF GENERAL PARTNER

     All of the outstanding shares of the General Partner are owned by JMB Holdings Corporation, an Illinois corporation, 75% of the outstanding shares of which are owned by JMB Realty Corporation and the remaining 25% of which is owned by certain officers and directors of JMB. The General Partner is not prohibited from paying dividends to its stockholder. The Partnership Agreement provides that the purchasers of Interests will acquire no interest in the stock or assets of the General Partner, or in any proceeds of any sales thereof by virtue of acquiring or owning Interests and becoming Holders.

MANAGEMENT COMPENSATION

     The following describes the types and estimated amounts of fees, compensation, and other payments, and distributions that the General Partner and its affiliates (including the Associate Limited Partners) will or may receive in connection with the business of the Partnership and/or the acquisition of its assets. These amounts were not determined by arm's-length bargaining.

     Acquisition and Financing Guaranty Fee. The Partnership is obligated to pay JMB or its affiliates an Acquisition and Financing Guaranty Fee equal to $20,000,000 (subject to reduction as set forth below and in the Partnership Agreement) for services of JMB and such affiliates in negotiating and arranging, and guaranteeing repayment of the Acquisition Notes and certain other obligations incurred in connection with, the acquisition of the assets by the Partnership from the Seller. Such fee will be payable upon the date of the admission of Holders of Interests to the Partnership ("Admission Date"), or, in the event of multiple Admission Dates, pro rata upon each Admission Date based upon the percentage of the maximum offering sold (without giving effect to the right to increase the size of the offering to 400,000 Interests); to the extent that less than all of the Interests are sold, therefore, the Acquisition and Financing Guaranty Fee will be proportionately less than $20,000,000.

     Fees for Property Management and Other Services. The Partnership may engage affiliates of the General Partner for property management, insurance brokerage, or other services to be performed, if necessary, in connection with the properties of the Partnership. Property management fees may be charged at rates prevailing for comparable services in the localities where properties are located, in the event such services are provided, but not to exceed 6% of the gross receipts from a commercial or industrial property (if leasing and re-leasing services are performed by such affiliate; otherwise the maximum fee is 3% of the gross receipts) and 3% of the gross receipts (reduced to 1% after the first five years) from a commercial or industrial property leased for ten years or more on a net basis. Subject to certain limitations in the Partnership Agreement, insurance brokerage services may be performed and commissions may be received at rates prevailing for comparable classes of coverage in the localities where the properties are located. If affiliates of the General Partner perform other services for the Partnership, the fee for such services must be not less favorable to the Partnership than that available from third parties providing comparable services and the arrangement in respect of such services shall be terminable, without penalty, on 60 days' notice.

     As described under "Business of the Partnership--Description of Current Developments", an affiliate of JMB which develops malls and shopping centers nationally may participate as a joint venture partner with a joint venture between the Partnership and an unaffiliated third party in the development of a regional shopping mall at Sarasota, Florida on property owned (including under an option) by a joint venture in which the Partnership is a 50% partner; in such event, the affiliate would be entitled to receive development fees equal to the lesser of 5% of the cost of development or the amount which would be charged by an independent third party rendering comparable services, together with allocable reimbursements of allocable expenses. In the event of a joint venture between the Partnership and its joint venture partner and an affiliate of JMB, the joint venture shall obtain a report of the appraised value of the mall or shopping center upon completion of the property. To the extent that the actual costs of development, including the development fees paid to such affiliate, exceed the appraised value of the project, the development fees will be remitted by such affiliate to the extent of the excess, if any, of such development costs over such appraised value.

     Distributive Share of Cash Flow. Following admission of Limited Partners, the General Partner and the Associate Limited Partners (collectively) will be entitled to receive (i) until the Holders of Interests have received cumulative distributions of Cash Flow equal to a cumulative 10% per annum return (on a non-compounded basis) on their adjusted capital Investments (which shall be deemed return (on a non-compound basis) on their Adjusted Capital Investments), 5% of the distibutions of Cash Flow remaining after Cash Flow distributions to the General Partner and the Associate Limited Partners (collectively) equal to 1% per annum of the Gross Asset Value of the Partnership (subject to certain limitations set forth in the Partnership Agreement); provided, however, that until such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments, receipt by the General Partner and the Associate Limited Partners (collectively) of their 5% share of Cash Flow shall be deferred (the "Deferred Amount") until receipt by the Holders of Interests of Cash Flow distributions equal to a 12% per annum cumulative, non-compounded return on their initial Capital Investments; any Deferred Amount shall be distributable to the General Partner and the Associate Limited Partners (collectively), (x) out of any Cash Flow otherwise distributable to the Holders of Interests at such time as the Holders of Interests have received a 12% per annum cumulative, non-compounded return on their Capital Investments, or (y) in any event, to the extent of one-half of Cash Flow otherwise distributable to the Holders of Interests at such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments; and (ii) thereafter, 15% of all distributions of Cash Flow shall be made to the General Partner and the Associate Limited Partners (collectively) and 85% to the Holders of Interests; provided, however, that the General Partner and the Associate Limited Partners (collectively) shall be entitled to receive an additional share of Cash Flow otherwise distributable to the Holders of Interests under clause (ii) equal to the lesser of (a) 13% of the aggregate distributions of Cash Flow under clause (ii) to all parties or (b) an amount equal to 2% of the gross selling prices of all interests in real property of the Partnership (subject to certain limitations). See "Cash Distributions and Allocations of Profits or Losses".

     The General Partner and Arvida/JMB Associates (collectively) will be entitled to receive a distribution of Cash Flow of the Partnership in an amount equal to $20,000,000 on September 30, 1987. The definition of Cash Flow includes, and this distribution may be paid from, the proceeds of sales or other dispositions of assets in the ordinary course of business and the proceeds of borrowings of the Partnership. See "Acquisition of Assets".

     Reimbursable Expenses. The Partnership will reimburse the General Partner and its affiliates (including Arvida) for their direct expenses relating to this offering and relating to the administration of the Partnership and the acquisition, development, ownership, supervision and operation of the Partnership assets (subject to certain limitations contained in Section 5.1D of the Partnership agreement). In addition, certain other expenses of JMB and its affiliates will be reimbursed as described below. JMB and its affiliates will be reimbursed by the Partnership and all expenses of the offering, sale and distribution of Interests, and the cost of goods, materials and services used for or by the Partnership and obtained from entities which are not affiliated with the General Partner.

     Except for organizational expenses incurred in the creation of the Partnership and offering, selling and distribution expenses incurred in selling and distribution expenses incurred in the sale of Interests, JMB and the General Partner will not be reimbursed by the Partnership for the salaries and related salary expenses of any of the Director, the Chairman, President or any Executive Vice President of JMB or the General Partner or any individual who holds 5% or more of an equity interest in JMB or the General Partner or has the power to direct or cause the direction of JMB or the General Partner, whether through ownership of voting securities, by contract or otherwise, or for any indirect, general or administrative overhead expenses incurred in performing services for the Partnership which are not directly attributable to such services. The Partnership, however, will subject to certain limitations in 5.1D of the Partnership Agreement, reimburse JMB and its affiliates for salaries (and related salary expenses) for services which could be performed directly for the Partnership by independent parties, such as legal, accounting, transfer agent, data processing, duplicating and other services. The amounts charged to the Partnership for such services will not exceed the lesser of the actual cost of such services, or 90% of the amount which the Partnership would be required to pay to independent parties for comparable services. It is estimated that such reimbursements for such services will be approximately $175,000 in 1987. In the Partnership's annual report to Holders of Interests, there will be provided an itemized breakdown of reimbursements made to JMB and its affiliates in the categories of legal, accounting, transfer agent, data processing and duplicating services. Such reimbursement of expenses will be made regardless of whether any distributions are made to the Holders of Interests.

     Pursuant to the Supervisory Agreement, the Partnership shall reimburse Arvida fully for all of its out-of-pocket expenses (including salary and salary-related expenses) incurred while supervising the development and management of the Partnership's properties and other operations; provided, however, such reimbursements shall not exceed 5% of the gross revenues from the business of the Partnership. Such reimbursements will be made regardless of whether any distributions are made to the Holders of Interests.

CAPITAL CONTRIBUTIONS OF THE GENERAL PARTNER AND THE ASSOCIATE
LIMITED PARTNERS

     The General Partner and the Associate Limited Partners have made capital contributions to the Partnership aggregating $1,000 and will make additional capital contributions so that total capital contributions of the General Partner and the Associate Limited Partners will aggregate at least $20,000. Except under certain limited circumstances upon liquidation of the Partnership or its Partnership interest (see "Summary of the Partnership Agreement--Dissolution and Liquidation"), the General Partner, in its capacity as such, will make no additional capital contributions to the Partnership. JMB Investor Services Corporation made a capital contribution to the Partnership of $5,000 when it purchased five Interests as the Initial Limited Partner of the Partnership.

AFFILIATE SUPERVISORY AGREEMENT

     Arvida, an affiliate of JMB and the General Partner, will provide development and management supervisory personnel for the Partnership for all of its projects and operations in accordance with the objectives and criteria set forth under "Business of the Partnership". Pursuant to the Supervisory Agreement, Arvida will provide such supervisory management personnel at cost for the duration of the Partnership; provided, however, that the Supervisory Agreement may be terminated without cause by the Partnership without penalty upon sixty days' written notice. Arvida may terminate the Supervisory Agreement if the General Partner ceases to be an affiliate of JMB or if the Partnership is in material breach of the Supervisory Agreement which breach continues for a period of sixty days. See "Management of the Partnership--Management Compensation--Reimbursable Expenses".
While these personnel will function primarily in an advisory and supervisory role with respect the Partnership's own operating employees, Arvida personnel will also assist Partnership personnel in the Partnership's management, development and sale of properties. These personnel will supervise the identification of Partnership-owned land for development, the design of a Community master plan, the obtaining of regulatory and governmental approvals, and assist with the installation of infrastructure and amenities, the sale of developed parcels and homesites to third-party developers and the construction of residential units and commercial and industrial properties. Arvida intends to follow the Seller's practice of hiring subcontractors and consulting firms on a project-by-project basis rather than maintaining in-house capabilities, in order to be able to select suitable professionals for a particular project. Arvida has granted the Partnership a non-exclusive license to the "Arvida" name for its use pursuant to, and for the term of, the Supervisory Agreement.

     Arvida intends, but has no obligation, to continue to seek to develop, among other real estate projects, additional Future Communities. The Partnership will be entitled to receive a 10% interest in net cash flow (above certain base amounts) from Future Communities. See "Business of the Partnership--Future Community Developments".

     Arvida will be reimbursed directly by the Partnership for all of its out-of-pocket expenses (including an allocable share of its salary and salary-related expenses) incurred while supervising the development and management of the Partnership's properties. Arvida will not be entitled to receive any fees or other payments, direct or indirect, from the Partnership. Arvida will reimburse the Partnership for any goods, services or facilities of the Partnership which it may use in connection with projects unrelated to the Partnership's business.

     Pursuant to the Supervisory Agreement, Arvida and each of its directors, officers and employees shall be indemnified for any liability arising out of their activities under the Supervisory Agreement, except for fraud, bad faith or negligence by them.

     Arvida may develop new commercial and industrial projects, which will be wholly separate and distinct from any future Communities developed under the name "Arvida"; the Partnership will not be entitled to participate in the net cash flow of any such projects. Arvida may participate in the development of Community projects for others without use of the name "Arvida" in which case the Partnership would have no right to participate.

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           DESCRIPTION OF ASSIGNEE INTERESTS

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ASSIGNMENT OF INTERESTS

     An investor in the Partnership will hold all of his interest in the Partnership by virtue of an assignment to the investor of Interests held by the Initial Limited Partner which have been acquired with the subscription proceeds of such investor. The Initial Limited Partner will be the Limited Partner of record for the Interests purchased and held by the Assignee Holders, but all of the economic benefits of the Interests (including cash distributions or allocations of Profits or Losses) will be distributed or allocated to the Assignee Holders. The discussion in this Prospectus with respect to receipt of such Partnership distributions and allocations refers to Holders of Interests, rather than Limited Partners. Purchasers of such assigned Interests will not themselves become Limited Partners, unless they elect or are required to do so, as explained below.

     Attached to this Prospectus as part of Exhibit C is a form of Subscription Agreement Signature Page. Investors may subscribe to the Partnership through Merrill Lynch or Selected Dealers without executing the Subscription Agreement Signature Page (except where required by state law). By the payment of his subscription proceeds and acceptance by the General partner as an Assignee Holder, each investor will be recognized by the Partnership as an Assignee Holder of Interests and each investor will be bound by all the terms of the Subscription Agreement, as well as the Partnership Agreement and Assignment Agreement. Under the Assignment Agreement, included as Exhibit B to this Prospectus, among the Partnership, the Initial Limited Partner, the General Partner and each investor becoming an Assignee Holder pursuant to this offering, all of the ownership attributes of the Interests are granted to such Assignee Holders, including voting rights and rights to their proportionate percentage interest in the Partnership's income, gains, losses, deductions, credits and distributions, and Assignee Holders are bound by the terms of the Partnership Agreement.

     An Assignee Holder who wishes to become a Substituted
Limited Partner may do so upon complying with the provisions pertaining to transfer of Interests under the Partnership Agreement. See "Transferability of Interests" below. An Assignee Holder who effects such a transfer and becomes a Substituted Limited Partner will not be permitted subsequently to reassign its Limited Partnership Interests to the Initial Limited Partner and once more become an Assignee Holder. The Initial Limited Partner holds five Interests for its own account and has all rights attributable to such Interests under the Partnership Agreement.

     An assignee Holder who wishes to become a Substituted
Limited Partner may do so upon complying with the provisions pertaining to transfer of Interests under the Partnership Agreement. See "Transferability of Interests" below. An Assignee Holder who effects such a transfer and becomes a Substituted Limited Partner will not be permitted subsequently to reassign its Limited Partnership Interests to the Initial Limited Partner and once more become an Assignee Holder. The Initial Limited Partner holds five Interests for its own account and has all rights attributable to such Interests under the Partnership Agreement.

     No transfer (except for intra-family and certain other transfers, including transfers by gift or inheritance) will be recognized if following the transfer either the transferor or the transferee would hold fewer than five Interests. Additional restrictions on transfer of Interests are imposed in some states by their respective securities laws.

     No transfer may be made to any person that is a non-resident alien individual or foreign corporation or other entity or that may be subject to tax under Section 511 of the Code or to any "tax-exempt entity" (within the meaning of Section 168(h) of the Code for purposes of Section 168(h)(2) of the Code for purposes of
Section 168(h)(6)(A) of the Code), except in the sole discretion of the General Partner.

     In the case of any transfer of Interests, the General
Partner will impose upon the transferee the suitability requirements of state blue sky laws. Any member of the National
Association of Securities Dealers ("NASD") assisting in such transfer will impose upon the transferee the suitability requirements imposed by the NASD.

     The rights of any transferee of an Interest who does not become a Substituted Limited Partner will be limited to his share of Partnership Profits or Losses and cash distributions as described above. The voting rights of a transferor (other than the Initial Limited Partner) who transfers an Interest will terminate with respect to such Interest upon such transfer, whether or not the transferee thereof is admitted as a Substituted Limited Partner with respect thereto.

MERRILL LYNCH INVESTOR SERVICE

     It is not anticipated that a public market for the Interests will develop. However, Merrill Lynch may provide certain investor services which may assist investors desiring to sell their Interests. Merrill Lynch, acting as an agent of persons who desire to buy or sell Interests, will use its best efforts to match any buy order it receives with any sell order it receives, at specified prices (or price ranges) only, but will not solicit any sell orders for Interests. Any solicitation in respect of buy orders will be done in accordance with Federal securities laws. This service will be made available only after the Final Admission Date and only to investors who are not Substituted Limited Partners and who maintain or establish an account with Merrill Lynch. Any transactions effected through this service are subject to any restrictions on transfer imposed by applicable state securities laws. This service will not be available to residents of the State of California unless and until the Department of Corporations of the State of California modifies or waives its policy with respect to such service.

     To facilitate such transactions, Merrill Lynch will make available upon request, information as to the prices at which Interests have recently been sold. However, Merrill Lynch will not set the price at which Interests will be sold. Since this arrangement will not constitute a market for the Interests, no "market orders" or "stop orders" can be accepted by Merrill Lynch.

Accordingly, it is possible that no buy orders will be received by Merrill Lynch at the prices specified in the sell orders which Merrill Lynch receives, and in that case it will not be possible for Merrill Lynch to arrange any sales. For its services in acting as agent for the buyer and seller in such transactions, Merrill Lynch will charge an appropriate fee or commission. Further information about this service can be obtained from Merrill Lynch. Merrill Lynch is under no obligation to provide this service to Holders of Interests, and this service may be discontinued or suspended at any time without notice.

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CASH DISTRIBUTIONS AND ALLOCATIONS OF PROFITS OR LOSSES
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     In the event the minimum number of Interests is subscribed for, a Holder of Interests will be entitled to receive from the Partnership a distribution of Cash Flow (without regard to the distribution to the General Partner and Arvida/JMB Associates of Cash Flow (including the proceeds of any financings) on September 30, 1987, as described under "Management of the Partnership-- Management Compensation") in an amount equal to such Holder's Capital Investment from the day after his subscription proceeds are received in the Partnership escrow account through the end of the fiscal quarter in which the Final Admission Date occurs multiplied by an initial rate of 5% per annum. This rate, however, may be increased prospectively (in the sole discretion of the General Partner) at the end of any week or weeks, commencing with the following week. Such Cash Flow will be distributed within 60 days following the end of such fiscal quarter in which the First Admission Date occurs and each fiscal quarter thereafter through the fiscal quarter in which the Final Admission Date occurs. See "Plan of Distribution--Allocations of Benefits During the Offering Period".

     Beginning with the first fiscal quarter following the termination of the offering of Interests to the public, Cash Flow shall be distributed on a quarterly basis, within 60 days following the end of each fiscal quarter, as follows:

          (i) until the Holders of Interests have received cumulative distributions of Cash Flow equal to a 10% per annum return (on a non-compounded basis) on their Adjusted Capital Investments (as defined below) plus the return of their Capital Investments (which shall be deemed returned to the Holders of Interests only to the extent of cumulative distributions of Cash Flow to Holders of Interests in excess of 10% per annum (on a non-compounded basis) of their Adjusted Capital Investments), (a)95% to the Holders of Interests and 5% to the General Partner and Associate Limited Partners (collectively) remaining after (b) Cash Flow distributions to the General Partner and the Associate Limited Partners (collectively) equal to 1% per annum of the Gross Asset Value (as defined below) of the Partnership (subject to certain limitations set forth in the Partnership Agreement); provided, however, that until such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments, receipt by the General Partner and the Associate Limited Partners (collectively) of their 5% share of Cash Flow under clause (a) above shall be deferred (the "Deferred Amount") to receipt by the Holders of Interests of Cash Flow distributions equal to a 12% per annum cumulative, non-compounded return on their Capital Investments; and Deferred Amount shall be distributable to the General Partner and the Associate Limited Partner (collectively), (x) out of any Cash Flow otherwise distributable to the Holders of Interests under clause (a) above at such time as the Holders of Interests have received a 12% per annum cumulative, non-compounded return on their Capital Investments, or (y) in any event, to the extent of one-half of Cash Flow otherwise distributable to the Holders of Interests under clause (a) above at such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments; and

          (ii) thereafter, all distribution of Cash Flow shall be made 85% to the Holders of Interests and 15% to the General Partner and the Associate Limited Partners (Collectively); provided, however, that the General Partner and the Associate Limited Partners (collectively) shall be entitled to receive an additional share of Cash Flow otherwise distributable to the Holders of Interests under this clause (ii) equal to the lesser of
(x) an amount equal to 2% of the gross selling prices of any interests in real property of the Partnership (subject to certain limitations) or (y) 13% of the aggregate distributions of Cash Flow under this clause (ii) to all parties.

     "Gross Asset Value" shall mean the dollar amount reflected on the books and records maintained by the Partnership, at the Final Admission Date, of the gross assets (including all of the Partnership's interests in joint venture assets) acquired by the Partnership, directly or indirectly, or, if sold or otherwise disposed, of the proceeds of such assets, increased by the dollar amount reflected on the books and records maintained by the Partnership, at the time of their respective acquisition, of any gross assets (including all of the Partnership's interests in joint venture assets) which the Partnership subsequently acquires, directly or indirectly, from the Seller or as otherwise contemplated by the Acquisition Agreement or this Prospectus. Distributions will be made on or before the last day of May, August, November and February of each year in respect of operations for the preceding fiscal quarter.

     "Adjusted Capital Investments", with respect to any fiscal quarter, shall mean the Capital Investments of the Holders of Interests reduced, as of the first day of any fiscal quarter following the fiscal quarter with respect to which a distribution is made, by cumulative, non-compounded distributions of Cash Flow to the Holders in excess of 10% per annum of their Adjusted Capital Investments for all prior fiscal quarters.

     The amount equal to 2% of the aggregate selling price of Partnership properties, which shall determine the amount of Cash Flow distributable to the General Partner under clause (ii) above, is subject to limitations as set forth in section 4.1 of the Partnership Agreement. These limitations include, but are not limited to, the following: such amount with respect to any Partnership property shall not exceed 50% of the compensation customarily changes in connection with sales of similar properties in arm's length transactions by non-affiliates of JMB rendering similar services as an ongoing public activity in the same geographical location and for comparable property, and the amount of such distribution plus the real estate commission paid to anyone (other than the Partnership) in connection with the sale of a Partnership property will not exceed the lesser of (i) 6% of the gross purchase price for the property or (ii) the amount customarily charged in connection with sales of properties in arm's-length transactions by non-affiliates of JMB rendering similar services as an ongoing public activity in the same geographical location and for comparable properly.

     If in any fiscal quarter the General Partner should determine that reserves of the Partnership exceed the amount deemed sufficient in connection with the Partnership's operations, such reserves might be reduced and, if so, the amount of such reduction for a particular quarter would be included in and distributed as a portion of Cash Flow.

     As described under "Plan of Distribution", the Merrill Affiliate, in consideration of consulting services rendered to the Partnership and the payment of $1 per Interest, will acquire Interests (which are subject to certain limitations) equal to 1% of the total Interests sold to the public hereby. In the event the General Partner causes a Listing of the Interests and the Merrill Affiliate's Interests are so listed, the Partnership Agreement provides for an allocation of Profits (in the form of gross income) in order to cause the capital account for each of the Merrill Affiliate's Interests to equal the capital accounts of other Holders for their Interests. As a result of such allocation, in the event of a liquidation of the Partnership after such allocation and such a listing, the Merrill Affiliate might be entitled, in some circumstances, to a larger share of the liquidation proceeds which share corresponds to such capital account increase.

     Except as set forth under "Plan of Distribution--Allocation of Benefits During the Offering Period", the portion of Cash Flow distributed to the Holders of Interests will be made pro rata to the persons recognized on the books of record of the Partnership as the Holders of Interests. See "Description of Assignee Interests--Transferability of Interests".

     As more fully described under "Business of the Partnership", the Partnership intends to invest amounts in additional development of its Communities, which amounts would otherwise be available for distribution as Cash Flow, subject to the limitation described in the following sentence. Under the Partnership Agreement, the General Partner must use its best efforts to distribute Cash Flow in amounts at least equal to Federal taxable income (or components thereof) allocable to the Holders, multiplied by the maximum individual Federal income tax rate for the year in which such taxable income (or component thereof) is realized.

     All Profits or Losses of the Partnership for each fiscal year (or portion thereof) beginning on or after the first date designated by the General Partner on which Assignee Holders are recognized as such generally will be allocated as follows: (i) Profits will be allocated such that the General Partner and the Associate Limited Partners will be allocated Profits equal to the amount of Cash Flow distributed to them and the Holders will be allocated the remaining Profits, and (ii) Losses will be allocated 2% to the General Partner and the Associate Limited Partners (collectively) and 98% to the Holders. Except as set forth under "Description of Assignee Interests--Transferability of Interests", all such allocations of Profits or Losses to the Holders of Interests generally will be made in proportion to the number of Interests owned by each Holder at the end of the fiscal year in which such Profits or Losses are incurred.

_________________________________________________________________

         SUMMARY OF THE PARTNERSHIP AGREEMENT
_________________________________________________________________

     The Partnership Agreement to be executed by the General Partner and each Limited Partner is included as Exhibit A to this Prospectus and each prospective purchaser should read it in full. Certain provisions of the Partnership Agreement have been described elsewhere in this Prospectus. With regard to fees, payments and distributions to be made to the General Partner and affiliates, the distribution of cash from the Partnership and the allocation of Partnership Profits or Losses, see "Management of the Partnership" and "Cash Distributions and Allocations of Profits or Losses"; with regard to various transactions and relationships of the Partnership with the General Partner and affiliates, see "Conflicts of Interest"; with regard to the Partnership's business objectives and policies, see "Business of the Partnership"; with regard to the management of the Partnership, see "Management of the Partnership"; with regard to the voting rights and certain other rights of Assignee Holders and as to the possibility of investors being admitted as Limited Partners of the Partnership, see "Description of Assignee Interests--Assignment of Interests"; and with regard to the transfer of interests, see "Description of Assignee Interests-- Transferability of Interests".

     The following briefly summarizes certain provisions of the Partnership Agreement which are not described elsewhere in this Prospectus. All statements made below and elsewhere in this Prospectus relating to the Partnership Agreement are hereby qualified in their entirety by reference to the Partnership Agreement attached hereto as Exhibit A.

     ALL ASSIGNEE HOLDERS WILL BE BOUND BY THE PROVISIONS OF THE
PARTNERSHIP AGREEMENT, THE ASSIGNMENT AGREEMENT AND THE
SUBSCRIPTION AGREEMENT ATTACHED TO THIS PROSPECTUS AS EXHIBIT C
UPON PAYMENT OF THE SUBSCRIPTION AMOUNT AND ACCEPTANCE BY THE
PARTNERSHIP.

LIABILITY OF PARTNERS TO THIRD PARTIES

     The General Partner will be liable for all general obligations of the Partnership to the extent not paid by the Partnership. JMB Realty Corporation and JMB Holdings Corporation, affiliates of the General Partner, will not be liable for any such obligations (except to the extent of any note issued by JMB
Holdings Corporation to the General Partner).

     The Partnership Agreement provides that Limited Partners will not be personally liable for the debts of the Partnership beyond the amount committed by them to the capital of the Partnership.

     Assuming that a Holder of Interests does not take part in the control of the business of the Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of such Holder will, under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), be limited, subject to certain possible exceptions, generally to the amount contributed by such Holder or such Holder's predecessor in interest to the capital of the Partnership. Under the Delaware Act, (i) a Holder would be liable, for a period of one year after the date of the return to the Holder of any part of such Holder's capital contribution returned without violation of the Partnership Agreement or the Delaware Act, for the amount of the returned contribution to the extent necessary to discharge liabilities of the Partnership to creditors who extended credit while the returned contribution was held by the Partnership, and (ii) a Holder would be liable, for a period of six years after the date of the return to the Holder of any part of the Holder's capital contribution returned in violation of the Partnership Agreement or the Delaware Act, for the amount of the returned contribution. Under the Delaware Act, a Holder may not receive a distribution from the Partnership if, at the time of the distribution and after giving effect thereto, the all things which it deems to be necessary, convenient, appropriate or advisable in connection therewith, including, but not limited to, the preparation and filing on behalf of the Partnership of a registration statement with the Securities and Exchange Commission and the securities commissions (or similar agencies or offices) of such jurisdictions as the General Partner shall determine and the execution or performance of agreements with underwriters and others concerning the marketing of Additional Limited Partnership Interests on such basis and upon such terms as the General Partner shall determine.

     G.  Notwithstanding any other provision of this Section 3.3
(i) within ten days after the commencement of the public offering contemplated by Section 3.3A, ML Real Estate Associates II may acquire an interest in the Partnership as provided herein upon its payment of $100.00 and (ii) to evidence such interest in the Partnership, as of the First Admission Date and any Later Admission Dates, the General Partner may issue Additional Limited Partnership Interests to the Initial Limited Partner for assignment to ML Real Estate Associates II (which shall be an Assignee Holder thereof for purposes of this Agreement) in an amount equal to 1% of the Additional Limited Partnership Limited Partnership Interest. It is hereby understood that such Additional Limited Partnership Interests shall be registered with the Securities and Exchange Commission contemporaneously with those described in Section 3.3A.

SECTION 3.4  Partnership Capital

     A.  No Partner shall be paid interest on any Capital
Investment.

     B. No Partner shall have the right to withdraw, or receive any return of, his Capital Investment, except as may be specifically provided herein.

     C.  Under circumstances requiring a return of any Capital
Investment, no Partner shall have the right to receive property other than cash, except as may be specifically provided herein.

SECTION 3.5  Liability of Partners

     No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as specifically provided herein with respect to the Associate Limited Partners, a Limited Partner shall be liable only to make the Capital Investment with respect to the Limited Partnership Interests which he holds and shall not be required to lend any funds to the Partnership or, after the Capital Investments with respect to such Interests shall have been paid, to make any further capital contribution to the Partnership.

Subject to the provisions of Section 5.8, no General Partner shall have any personal liability for the repayment of the Capital Investments with respect to Limited Partnership Interests. No Limited Partner shall be entitled to the withdrawal or return of his capital contributions, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for therein.

                     ARTICLE FOUR

 CASH DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

SECTION 4.1  Distributions of Cash Flow

     Beginning with the first fiscal quarter following the fiscal quarter in which the offering of Additional Limited Partnership Interests to the public terminates as contemplated by Section 3.3, all Cash Flow of the Partnership shall be distributed quarterly within sixty (60) days after the close of each fiscal quarter as follows:

     (i) 90% to the Holders of Interests and 10% to the General Partner and Associate Limited Partners (collectively) until the Holders of Interests have received a cumulative, non-compounded, 10% per annum return on their Adjusted Capital Investments plus the return of their Capital Investments; and

     (ii) thereafter, all Cash Flow shall be distributed 85% to the Holders of Interests and 15% to the General Partner and the Associate Limited Partners (collectively); provided, however, that the General Partner and the Associate Limited Partners (collectively) shall be entitled to receive distributions of amounts otherwise distributable to the Holders of Interests under this clause (ii) to the extent such additional amounts do not exceed the lesser of (A) 2% of the total cumulative selling price of all interests in real property of the Partnership which have been sold or otherwise disposed of subsequent to the First Admission Date and (B) 13% of the cumulative amount distributed under this clause (ii) to all Persons.

Notwithstanding the foregoing clause (i), the 10% of Cash Flow distributable to the General Partner and Associate Limited
Partners (collectively) under such clause (i) shall be limited as follows:

     (A) to the extent, if any, that one percent (1%) of the Gross Asset Value (as defined below) is less than 5.2631% of Cash Flow, the amount, distributed to the General Partner and Associate Limited Partners (collectively) shall be reduced by the amount of any such deficiency and the Holders of Interests shall receive additional Cash Flow in the amount of such reduction;

     (B) the receipt by the General Partner and the Associate Limited Partners (collectively) of 4.7369% of total Cash Flow under said clause (i) (the "Remainder") shall be deferred (and such deferred amount shall be distributed to the Holders of Interests) unless the Holders of Interests have received Cash Flow distributions equal to a 12% per annum cumulative, non-compounded return on their Capital Investments; provided, however, that such deferral shall terminate at such time as the Holders of Interest have received total distributions of Cash Flow equal to their Capital Investments; any deferred amount of the Remainder shall be distributable to the General Partner and the Associate Limited Partners (collectively), (x) out of any Cash Flow otherwise distributable to the Holders of Interests under the foregoing clause (i) at such time as the Holders of Interests have received a 12% per annum cumulative, non-compounded return on their Capital Investments, or (y) in any event, to the extent of one-half of Cash Flow otherwise distributable to the Holders of Interests at such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments.

"Gross Asset Value" shall mean the dollar amount reflected on the books and records maintained by the Partnership, at the Final Admission Date, of the gross assets (including all of the Partnership's interests in joint venture assets) acquired by the Partnership, directly or indirectly, or, if sold or otherwise disposed of, the proceeds of such assets, increased by the dollar amount reflected on the books and records maintained by the Partnership, at the time of their respective acquisition, of any gross assets (including all of the Partnership's interests in joint venture assets) which the Partnership subsequently acquires, directly or indirectly, from the Seller or otherwise as contemplated by the Acquisition Agreement or the Prospectus.

     No amounts computed as 2% of the selling price of any real property in connection with sale of a Property under (ii) above shall exceed 50% of the amount customarily charged in connection with sales of real properties in arm's-length transactions by non-affiliates of JMB rendering services as an ongoing public activity in the same geographical location and for comparable real property; provided, however, that the amount computed as 2% of the selling price of any Property plus the real estate commission paid to anyone (other than commissions which inure to the benefit of the (Partnership) in connection with the sale of a Property shall in no event exceed the lesser of (i) 6% of the gross purchase price of the Property or (ii) the amount customarily charged in connection with sales or real properties in arm's-length transactions by non-affiliates of JMB rendering real estate brokerage services as an on-going public activity in the same geographical location and for comparable real property.

     The General Partner shall use its best efforts to operate the Partnership so that such operation will provide sufficient Cash Flow (including distributions under Section 3.3B) in order that the aggregate Cash Flow distributions for each year distributable to the Holders (other than ML Real Estate Associates
II) are at least equal to Federal taxable income (or components thereof) allocable to the Holders (other than ML Real Estate Associates II), multiplied by the maximum individual Federal income tax rate for the year in which such taxable income (or component thereof) is realized. Except as otherwise provided in this Agreement, this Section 4.1 shall apply in determining Cash Flow distributions upon dissolution.

     If, upon the completion of the liquidation and termination of the Partnership and final distribution of all Partnership funds, the aggregate capital contributions with respect to Limited Partnership Interests issued under Section 3.3A exceed the sum of the distributions of Cash Flow with respect to such number of such Limited Partnership Interests under clause (i) of Section 4.1, distributions with respect to such number of such Limited Partnership Interests under Section 8.3C of Liquidation proceeds and distributions, if any, with respect to such number of such Limited Partnership Interests made with the proceeds of any capital contributions made by the General Partner and Arvida/JMB Associates (said excess is hereinafter referred to as the "Excess Amount"), then the General Partner, the Associate Limited Partners and ML Real Estate Associates II (excluding its successors and assigns and except as provided in the succeeding paragraph) shall make aggregate payments to the Holders (other than ML Real Estate Associates II but including any unaffiliated successor or assign thereof) in an amount equal to the lesser of the Excess Amount or the amounts of Cash Flow received by the General Partner, the Associate Limited Partners and ML Real Estate Associates II pursuant to Section 4.1(i), such payments to be made by the General Partner, the Associated Limited Partners and ML Real Estate Associates II based upon the relative cumulative distributions of Cash Flow received by each of them pursuant to
Section 4.1(i) up to the time of such payments.

     In the event that the General Partner shall elect under
Section 5.5(i)(a) to cause Interests to be listed and quoted on a United States national exchange or to be reported by the National Association of Securities Dealers Automated Quotation System and the Interests issued to ML Real Estate Associates II under Section 3.3G are to be so listed and quoted or reported, the obligation of ML Real Estate Associates II to make payments pursuant to the preceding paragraph shall terminate on the date on which such Interests are first listed and quoted or reported pursuant to such election; provided that ML Real Estate Associates II, by prompt notification to the General Partner, may elect to cause all (but not less than all) of the Interests issue to ML Real Estate Associates II under Section 3.3G not to be so listed and quoted or reported. In the event of such an election by ML Real Estate Associates II, ML Real Estate Associates II may subsequently notify the general Partner that such Interests issued to ML Real Estate Associates II under Section 3.3G shall be so listed and quoted or reported and the General Partner shall cause such Interests to be so listed and quoted or reported, provided that ML Real Estate Associates II shall have agreed to pay all costs and expenses of such listing and quotation or reporting. Any such subsequent listing and quotation or reporting of such Interests of ML Real Estate Associates II shall be treated for purposes of this
Section 4.1 and Section 4.3G as made pursuant to the election of the General Partner under Section 5.5(i)(a). Except as aforesaid, the obligation of ML Real Estate Associates II to make payments under the preceding paragraph shall constitute the personal obligation of ML Real Estate Associates II, and such obligation shall continue to exist whether or not ML Real Estate Associates II owns or holds any additional Limited Partnership Interests at the time payments are required to be made pursuant to the preceding paragraph.

     Notwithstanding anything to the contrary in the foregoing provisions of this Section 4.1, on September 30, 1987, subject to the making by the General Partner of the determination provided below, a distribution of Cash Flow of the Partnership in an amount equal to $20,000,000 shall be made to the General Partner and Arvida/JMB Associates. Such distribution shall be made whether or not the Partnership receives any Capital Investments with respect to Additional Limited Partnership Interests in connection with the public offering contemplated by Section 3.3A. Prior to making such distribution, the General Partner shall determine that there is sufficient working capital available or sufficient funds available from debt financing to permit such distribution to be made.

SECTION 4.2  Allocation of Profits or Losses

     A. The Profits or Losses for each fiscal year of the Partnership (or portion thereof) during the term of this Agreement for any period beginning on or after the First Admission Date shall, except as provided in Sections 4.2F and 4.3G, be allocated as follows: (i) Profits shall be allocated, with respect to any such fiscal period, such that the General Partner, each of the Associate Limited Partners and ML Real Estate Associates II shall be allocated Profits equal to the amount of Cash Flow actually distributed to each of them, respectively, for such fiscal period (without taking into account any distribution made pursuant to the last paragraph of Section 4.1), except that in all events the General Partner shall be allocated at least 1% of Profits, and the Holders (other than ML Real Estate Associates II) shall be allocated the remaining Profits and (ii) Losses shall be allocated, with respect to any such fiscal period, 1% to the General Partners 1% to the Associate Limited Partners (collectively) and 98% to the Holders, except that, if ML fungibility is achieved as provided in Section 4.3G, then with respect to any fiscal period which commences on or after the date on which Interests are first listed and quoted or reported pursuant to an election made by the General Partner under Section 5.5J(i)(a), for the purpose of allocating Profits under clause (i) above. ML Real Estate Associates II shall not be allocated Profits equal to the amount of Cash Flow actually distributed to it but instead shall be treated for such purpose as a Holder (other than ML Real Estate Associates II).

     The Profits of the Partnership for each fiscal year of the Partnership (or portion thereof) during the term of this Agreement for any period ending prior to the First Admission Date shall, except as provided in Section 4.2F, be allocated 1% to the General Partner, 98% to the Associate Limited Partners (collectively), and 1% to the Initial Limited Partner and (commencing on its acquisition of a Partnership interest under Section 3.3G) ML Real Estate Associates II, and the Losses of the Partnership for each such fiscal year (or portion thereof) shall be allocated 70% to the General Partner, 29% to the Associate Limited Partners (collectively), and 1% to the Initial Limited Partner and (commencing on its acquisition of a Partnership interest under Section 3.3G) ML Real Estate Associates II. Such Profits or Losses shall be determined on the basis of an interim closing of the Partnership's books on the First Admission Date.

     B. Syndication commissions for any fiscal year of the Partnership shall be allocated to the Holders of Interests in an amount equal to the syndication commission actually paid by the Partnership in connection with the acquisition of the Interest of such Holder. Such allocation shall take into account the existence of any discount applicable to the syndication commission of a particular Holder.

     C. No allocation of Losses (which include items thereof) under Section 4.2A shall be made to any Holder to the extent that such allocation (a) would create a deficit balance in such Holder's Capital Account which in absolute amount exceeds the Minimum Gain allocable to such Holder as of the end of the fiscal year for which such allocation would be made or (b) in the good faith judgment of the General Partner and upon advice by the Partnership's independent certified public accountants or legal counsel, would otherwise likely not be respected under Section 704(b) of the Code. In any such event, the allocation of such Losses thereof to such Holder shall be reduced to that extent.

     D. Any credits of the Partnership as determined for Federal income tax purposes for a fiscal year shall be allocated as Profits of the Partnership in accordance with Section 4.2A. In the event the adjusted tax basis of any "Section 38 property" (within the meaning of Section 48 of the Code) of the Partnership is increased pursuant to Section 48(q)(2) of the Code, such increase shall be allocated among the Partners (as if such item were in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Partners. Any reduction in the adjusted tax basis or cost of (or the qualified investment in) such Section 38 property made pursuant to Section 48(q)(1) of the Code shall be allocated among the Partners (as if such item were in the nature of an expense or loss) in the same proportions as the credit for such Section 38 property is allocated under this
Section 4.2D.

     E. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the interest of the General Partner, in each material item of Partnership income, gain, loss, deduction or credit will be equal to at least 1% of each such item at all times during the existence of the Partnership. In determining the General Partner's interest in such items, Limited Partnership interests owned by the General Partner shall not be taken into account.

     F. Beginning on and after September 30, 1987, any gain which is realized by the Partnership (or any partnership or joint venture through which the Partnership holds Property) on the sale or other disposition of Property which constitutes Distributed Gain (as defined below) allocable to such Property shall be allocated to the General Partner and Arvida/JMB Associates. "Distributed Gain" with respect to all Properties shall be equal to an amount equal to (i) the product of the Built-In Gain (as defined below) multiplied by a fraction, the numerator of which is the amount of Cash Flow distributed to the General Partner and Arvida/JMB Associates under the last paragraph of Section 4.1 and the denominator of which is the Built-In Gain, minus (ii) the amount of any Profit allocated to the General Partner and Arvida/JMB Associates pursuant to the third succeeding sentence of this Section 4.2F. "Built-In Gain" shall be equal to the amount of net gain which would be realized in the aggregate by the Partnership for Federal income tax purposes if, on September 30, 1987, all Properties were sold for their fair market value as determined by the General Partner. The General Partner shall determine the portion of Built-In Gain attributable to each Property and shall allocate at such time or times as may be required under this Agreement Distributed Gain among Properties to which Built-In Gain is attributable on a proportionate basis based upon the ratio that the portion of Built-In Gain attributable to each Property bears to the aggregate Built-In Gain. Notwithstanding any allocation contained in this Agreement (but subject to Section 4.2E and the succeeding sentences of this
Section 4.2F), if at any time Profit is realized by the Partnership, any current or anticipated reduction of the share of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) of any, some or all of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners or ML Real Estate Associates II or any anticipated cash distribution to the General Partner, Arvida/JMB Associates, Arvida/JMB Partners or ML Real Estate Associates II would cause the deficit balances in absolute amount in the Capital Accounts of any, some or all of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners or ML Real Estate Associates II to be greater than its or their share of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution, then the allocation of Profit under this Article Four to the General Partner, Arvida/JMB Associates/ Arvida/JMB Partners and ML Real Estate Associates II shall be increased (to be shared by them in proportion to the deficit balances in their respective Capital Accounts) to the extent necessary to cause the deficit balance in the Capital Account of each of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners and ML Real Estate Associates II to be no less than their respective shares of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution; provided, however, that the allocation of Profit contained in this sentence shall not apply to ML Real Estate Associates II if at the times as of which such allocation is made ML Fungibility has been achieved as provided in Section 4.3G, and further provided that to the extent the amount of Profit allocated under this sentence is insufficient to cause the deficit balance in the Capital Account of each of the General Partner, Arvida/JMB Associates, Arvida/JMB Partners and ML Real Estate Associates II to be no less than their respective shares of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution, such Profit shall be allocated, until Profit in an aggregate amount equal to $20,000,000 has been allocated under this Section 4.2F to the General Partner and Arvida/JMB Associates for the current and prior Partnership years, first to the General Partner and Arvida/JMB Associates (in proportion to the respective deficit balances in their Capital Accounts), in preference and priority to Arvida/JMB Partners and ML Real Estate Associates II, to the extent necessary to cause the deficit balance in the Capital Account of each of the General Partner and Arvida/JMB Associates to be no less than their respective shares of the Partnership's indebtedness (including the Partnership's share of partnership or joint venture indebtedness) after such reduction or distribution. Not withstanding anything to the contrary in this Agreement (but after giving effect to Section 8.2 and subject to the last sentence of this Section 4.2F), if the General Partner or Arvida/JMB Associates has a deficit balance in its Capital Account following the Liquidation of its interest in the Partnership, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such Liquidation occurs (other than any adjustment for a capital contribution made pursuant to this sentence) and after adjusting Capital Accounts for actual or anticipated Profits or Losses allocable among the Partners in accordance with, or as if there had been (in accordance with adjustments under the first sentence of Section 11.4), an actual disposition of the Partnership properties at their fair market value, the General Partner and Arvida/JMB Associates will make capital contributions in an aggregate amount (to be shared by them in proportion to the deficit balances in their respective Capital Accounts) which is equal to the smaller of (i) such deficit balances or (ii) $20,000,000; provided, however, that neither the $20,000,000 amount specified in (ii) nor the General Partner's share of such amount shall limit any contribution which the General Partner is required to make under Section 8.2. Such capital contributions shall be made on or before the end of the Partnership taxable year during which such Liquidation occurs (or, if later, within 90 days after the date of such Liquidation). Notwithstanding the foregoing, if the distributions to the General Partner and Arvida/JMB Associates under the last paragraph of Section 4.1 were determined not to cause (without taking into account any Profit or Loss which might arise from such distribution), in the fiscal year in which such distribution occurs, an aggregate reduction in their capital accounts (as determined under Section 704(b) of the Code) equal to the amount of such distribution, then the first four sentences of this Section 4.2F shall not apply for any period.


SECTION 4.3  Determination of Allocations and Distributions Among
Partners

     A. Any Assignee Holder of an Additional Limited Partnership Interest who is recognized as such pursuant to Section 7.2 shall be allocated all Profits or Losses of the Partnership allocable, and shall be entitled to all Cash Flow distributable, with respect to such Additional Limited Partnership Interest as herein provided; provided, however, that without limitation the share of Profits allocable with respect to Additional Limited Partnership Interests held by ML Real Estate Associates II shall be as provided in Sections 4.2A, 4.2F and 4.3G. Except as otherwise provided in Sections 4.2C, 4.3D, 4.3E, 4.3F and 4.3G and subject to the proviso in the preceding sentence, all Profits or Losses allocable with respect to Limited Partnership Interests and, except as provided in Section 3.3B, all Cash Flow distributable with respect to Limited Partnership Interests, shall be allocated or distributed, as the case may be, to each of the Holders of Interests entitled to such allocation or distribution in the ratio which the Capital Investments with respect to such Limited Partnership Interests bear to the aggregate Capital Investments with respect to all Limited Partnership Interests entitled to such allocation or distribution.

     B. Except as provided in Sections 4.3C, 4.3E and 4.3G, all Profits or Losses allocable with respect to Limited Partnership Interests shall be allocated, and all Cash Flow distributable with respect to Limited Partnership Interests shall be distributed, as the case may be, to the Holders of Interests recognized as such as of the last day of the fiscal period for which such allocation or distribution is to be made.

     C. Except in the case of Limited Partnership Interests held by ML Real Estate Associates II during any fiscal quarter before or which is the fiscal quarter in which ML Fungibility is achieved as provided in Section 4.3G, to the extent permitted by law, all Profits or Losses of the Partnership for a fiscal year allocable with respect to any Limited Partnership Interest which may have been transferred during such year shall be allocated between the transferor and the transferee based upon the number of quarterly periods that each was the recognized Holder of Interests, without regard to the results of Partnership operations during particular quarterly periods of such fiscal year and without regard to whether cash distributions were made to the transferor or transferee.

     D. Except as provided in the last paragraph of Section 4.1 and subject to the second paragraph of Section 4.1, the General Partner's and Associate Limited Partners' distributive share of Cash Flow shall be distributed 10.1% to Arvida/JMB Partners, to the General Partner in an amount equal to 1% of the total Cash Flow being distributed at such time under Section 4.1 (i) on 4.1
(ii), as the case may be, and the remainder to Arvida/JMB Associates. Profits or Losses allocable to the Associate Limited Partners (collectively) under the second paragraph of Section 4.2A and Losses allocable to the Associate Limited Partners under the first paragraph of Section 4.2A shall be allocated 89.0% to Arvida/JMB Associates and 11.0% to Arvida/JMB Partners. Except as otherwise provided in Section 4.2F, distributive shares of Cash Flow and Distributed Gain allocable to the General Partner and Arvida/JMB Associates under the last paragraph of Section 4.1 and under
Section 4.2F shall be distributed or allocated, respectively, 1% to the General Partner and 99% to Arvida/JMB Associates. Profits or Losses allocable to the Initial Limited Partner and ML Real Estate Associates II under the second paragraph of Section 4.2A shall be allocated between them in the ratio of the respective amounts paid by them for their Partnership Interests at that time.

Notwithstanding anything to the contrary in Section 4.2A and this
Section 4.3D, any Partnership deduction directly resulting from the receipt of a Partnership Interest by any Partner or Holder (other than a Holder which is not ML Real Estate Associates II) shall be allocated entirely to such Partner or Holder.

     E. In the event that there are Later Admission Dates, all Profits or Losses allocable to the Holders of Interests for the period from the First Admission Date or any such Later Admission Date through the next succeeding Later Admission Date will be allocated in accordance with Section 4.3A solely to the Holders of Interests as of or prior to such preceding First Admission Date or Later Admission Date. For purposes of this Section 4.3E, Holders of Interests will be deemed to have acquired their Limited Partnership Interests on the first day or such other day as the General Partner may determine of the month in which such Additional Limited Partnership Interests have been assigned to such Persons. Profits or Losses incurred for the period from any such First Admission Date or Later Admission Date through the next succeeding Later Admission date will be allocated on the basis of an interim closing of the Partnership's books on such Later Admission Date. The General Partner may, in its sole and absolute discretion and at any time, adopt any other convention or conventions (including without limitation a daily, semi-monthly or full-month convention) regarding the distribution of Cash Flow or the allocation of Profits or Losses with respect to any Limited Partnership Interest that may be or may have been transferred during any year.

     F. Subject to Section 4.2C, if at the time of an allocation pursuant to Section 42.A of Profits or Losses for a fiscal year of the Partnership (or portion thereof) during the term of this Agreement for a period beginning on or after the Final Admission Date the Capital Accounts with respect to each Limited Partnership Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) are not then equal:

     (i) Profits allocated to the Holders (other than ML Real Estate Associates II) pursuant to Section 4.2A shall be allocated to the Holder (other than ML Real Estate Associates II) of a Limited Partnership Interest with a Capital Account which is smaller in amount (or greater in deficit) than the Capital Account for any other such Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) until the balance in such Capital Account equals the balance of the Capital Account of such Limited Partnership Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) which was next smallest in amount (or next greatest in deficit) before such allocation, and thereafter such Profits shall continue to be allocated to each successive Holder or groups of Holders of Interests (other than ML Real Estate Associates II) with Capital Accounts which are smallest in amount (or greatest in deficit), until either the balances of all Capital Accounts with respect to Limited Partnership Interests (other than any Limited Partnership Interest held by ML Real Estate Associates II) are equal or all such Profits have been allocated; and

     (ii) Losses allocated to the Holders pursuant to Section
4.2A shall be allocated to the Holder (other than ML Real Estate Associates II) of a Limited Partnership Interest with a Capital Account which is greater in amount (or smaller in deficit) than the Capital Account for any other such Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) until the balance in such Capital Account equals the balance of the Capital Account of such Limited Partnership Interest (other than any Limited Partnership Interest held by ML Real Estate Associates II) which was next greatest in amount (or next smallest in deficit) before such allocation, and thereafter such Losses shall continue to be allocated to each successive Holder or groups of Holders of Interests (other than ML Real Estate Associates II) with Capital Accounts which are greatest in amount (or smallest in deficit), until either the balances of all Capital Accounts with respect to Limited Partnership Interests (other than any Limited Partnership Interest held by ML Real Estate Associates II) are equal or all such Losses have been allocated.

     The foregoing subparagraphs (i) and (ii) shall not apply to, or with reference to, any Limited Partnership Interest held by ML
Real Estate Associates II.

     G.  In the event that the General Partner shall elect under
Section 5.5(i)(a) to cause Interests to be listed and quoted on a United States national exchange or to be reported by the National Association of Securities Dealers Automated Quotation System and Interests of ML Real Estate Associates II are so listed and quoted or reported, to the extent permitted by law and subject to Section 4.2F, for the fiscal year of the Partnership during the term of this Agreement in which such Interests are first listed and quoted or reported pursuant to such election, Profits (in the form of gross income) realized by the Partnership during the portion of such fiscal year ending on the day immediately preceding the date on which such Interests are first so listed and quoted or reported shall be allocated to ML Real Estate Associates II in such amount as is necessary to cause the Capital Account for each Limited Partnership Interest held by ML Real Estate Associates II and issued to it under Section 3.3G to equal the largest balance in the Capital Account for any Limited Partnership Interest held by a Holder (other than ML Real Estate Associates II (the completion of such equalization pursuant to this Section 4.3G or another provision of this Agreement and such listing and quotation or reporting is herein referred to as "ML Fungibility"). Such allocation of Profits (in the form of gross income) to ML Real Estate Associates II shall be made as of the end of the day immediately preceding the date on which such Interests are first listed and quoted or reported pursuant to the aforementioned election.

                     ARTICLE FIVE

     RIGHTS, POWERS AND DUTIES OF GENERAL PARTNER

SECTION 5.1  Management and Control of the Partnership

     A. Subject to the Consent of the Limited Partners where required by this Agreement, the General Partner, within the authority granted to it under this Agreement, shall have the exclusive right to manage the business of the Partnership and is hereby authorized to take any action of any kind and to do anything and everything it deems necessary in accordance with the provisions of this Agreement.

     B. No Limited Partner (except one who may also be a General Partner, and then only in its capacity as General Partner within the scope of its authority hereunder) shall participate in or have any control over the Partnership business or shall have any authority or right to act for or bind the Partnership. The Limited Partners hereby Consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

     C. The General Partner shall initially, upon completion of the offering contemplated by the Prospectus, establish Reserves for working capital and to pay taxes, insurance, Debt Service, repairs, replacements or renewals, or other costs and expenses incident to the ownership or operation of the Properties and for such other purposes, as the General Partner may determine, in an amount equal to not less than 2% of the Gross Proceeds of the Offering and thereafter shall maintain such Reserves in such amounts as the General Partner deems appropriate under the circumstances from time to time.

     D. All of the Partnership's expenses shall be billed directly to and paid by the Partnership. Reimbursements to the General Partner or any Affiliates shall not be allowed (other than for Organization and Offering Expenses, which shall be allowed), except for (i) the actual cost to the General Partner or such Affiliates of goods, materials and services used for or by the Partnership and obtained from entities which are not affiliated with the General Partner; (ii) salaries and related salary expenses for administrative services which could be performed directly for the Partnership by independent parties, such as legal, accounting, transfer agent, data processing, duplicating and other such services; (iii) Partnership reports and communications to investors; (iv) other administrative services, provided that such services are necessary to the prudent operation of the Partnership; and (v) reimbursements to Arvida in connection with its carrying out the duties described in the Management and Supervisory Agreement authorized in Section 5.2 a (ix) hereof. No reimbursement under clause (ii) through (v) above shall be permitted for services for which the General Partner or its Affiliates receive a separate fee. No reimbursement under clause
(ii) through (iv) above shall be permitted for (a) the salaries of and related salary expenses incurred by any Controlling Person (as defined hereinafter) and (b) any indirect general or administrative overhead expenses, such as rent, travel expenses and other items generally falling under the category of overhead, incurred in performing services for the Partnership which are not directly attributable to such services. "Controlling Person" for purposes of this Section 5.1D shall mean any Person, regardless of title, who perfoof a change of an Assignee Holder's address signed by such Assignee Holder.

     3. Subsequent Assignments. Any subsequent transfer or assignment or reassignment of Additional Limited Partnership Interests by any Assignee Holder to any other Person must conform in all respects with the requirements of Section 7.2 of the Partnership Agreement and shall be subject to all restrictions on transfer provided in Section 7.1 of the Partnership Agreement.

     4. Voting. The Initial Limited Partner hereby agrees that, with respect to any matter on which a vote of Limited Partners is taken in accordance with the Partnership Agreement or as to which any Consent is requested, it will vote the Additional Limited Partnership Interests transferred to Assignee Holders pursuant to this Agreement or grant or withhold such Consent solely for the benefit of, and in accordance with the written instructions of, the respective Assignee Holders with respect to their respective Interests; provided, however, that the voting rights of an Assignee Holder who transfers Additional Limited Partnership Interests will terminate with respect to such Interests upon such transfer, whether or not the transferee thereof is admitted as a Substituted Limited partner with respect thereto. Additional Limited Partnership Interests assigned to Assignee Holders who do not provide such written instructions to the Initial Limited Partner will not be voted nor any Consent granted on any such matter. The Initial Limited partner will provide notice to the Assignee Holders containing information regarding any matters to be voted upon or as to which any Consent is requested sufficiently in advance of the date of the vote for which such Consent is requested to permit sufficiently in advance of the date of the vote for which such Consent is requested to permit such Assignee Holders to provide such written instructions and shall otherwise establish reasonable procedures for any such voting or the granting of such Consent. The Partnership and the General Partner hereby agree to permit Assignee Holders to attend any meetings of Limited Partners and the Initial Limited Partner shall, upon written request of Assignee Holders owning Additional Limited Partnership Interests which represent in the aggregate 10% or more of all of the outstanding Limited Partnership Interest, request the General Partner to call a meeting of Limited Partners or to submit a matter to the Limited Partners without a meeting pursuant to the Partnership Agreement.

     5. Reports. The Initial Limited Partner will mail to any Assignee Holder (at the address provided under paragraph 2 above) any report, financial statement or other communication received from the Partnership or the General Partner with respect to the Additional Limited Partnership Interests transferred to such Assignee Holder. In lieu of the mailing of any such document by the Initial Limited Partner, the Initial Limited Partner may, at its option, request the Partnership to mail any such communications directly to the Assignee Holders, and the Initial Limited Partner shall be deemed to have satisfied its obligations under this paragraph 5.